                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 Schedule 13G
                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)


                         Classic Communications, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   182728204
                                  -----------
                                 (CUSIP Number)

                                                     Copy to:
          Richard W. Talarico                        Louis J. Moraytis
          500 Greentree Commons                      44/th/ Floor, USX Tower
          381 Mansfield Avenue                       600 Grant Street
          Pittsburgh, PA 15220                       Pittsburgh, PA 15219
          (412) 928-2023                             (412) 566-6000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                 Authorized to Receive Notices and Communications)


                               February 16, 2000
--------------------------------------------------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

                                 SCHEDULE 13G


  CUSIP No. 182728204
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION No. OF ABOVE PERSONS (ENTITIES ONLY):

      Star Cable Associates
      25-1528948
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      Pennsylvania
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          555,555 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          555,555 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      555,555 shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11.

      5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13G


  CUSIP No. 182728204
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION No. OF ABOVE PERSONS (ENTITIES ONLY)


      Richard W. Talarico
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             555,555 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          555,555 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      555,555 shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11.

      5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13G


  CUSIP No. 182728204
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION No. OF ABOVE PERSONS (ENTITIES ONLY)

      Hawthorne Associates
      25-1530734
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      Pennsylvania
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             555,555 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          555,555 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      555,555 shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11.

      5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13G

Item 1(a) Name of Issuer: Classic Communications, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          515 Congress Avenue
          Suite 2626
          Austin, TX 78701

Item 2(a) Name of Person Filing:
          Star Cable Associates
          Richard W. Talarico
          Hawthorne Associates

          Supplemental information relating to the ownership and control of the persons filing this statement is included in Exhibit A attached hereto.

Item 2(b) Address of Principal Business Office:
          Star Cable Associates
          500 Greentree Commons
          381 Mansfield Avenue
          Pittsburgh, PA 15220

          Richard W. Talarico
          500 Greentree Commons
          381 Mansfield Avenue
          Pittsburgh, PA 15220

          Hawthorne Associates
          500 Greentree Commons
          381 Mansfield Avenue
          Pittsburgh, PA 15220

Item 2(c) Citizenship:
          Star Cable Associates-  Pennsylvania general partnership
          Richard W. Talarico-    United States Citizen
          Hawthorne Associates-   Pennsylvania general partnership

Item 2(d) Title of Class of Securities: Class A Common Stock, par value $0.01 per share

Item 2(e) CUSIP Number: 182728204

Item 3 If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable

Item 4  Ownership:

     (a)  Amount Beneficially Owned:
          Star Cable Associates, Richard W. Talarico and Hawthorne Associates- 555,555 shares

     (b)  Percentage of class:
          Star Cable Associates, Richard W. Talarico and Hawthorne Associates- 5.4%

     (c)  Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote:
                 Star Cable Associates-       555,555 shares
                 Richard W. Talarico-               0 shares
                 Hawthorne Associates-              0 shares

          (ii)   Shared power to vote or to direct the vote:
                 Star Cable Associates-             0 shares
                 Richard W. Talarico-         555,555 shares
                 Hawthorne Associates-        555,555 shares

          (iii)  Sole power to dispose or to direct the
                 disposition of:
                 Star Cable Associates-       555,555 shares
                 Richard W. Talarico-               0 shares
                 Hawthorne Associates-              0 shares

          (iv)   Shared power to dispose or to direct the
                 disposition of:
                 Star Cable Associates-             0 shares
                 Richard W. Talarico-         555,555 shares
                 Hawthorne Associates-        555,555 shares

Item 5  Ownership of Five Percent or Less of a Class: Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

           Not Applicable

                                 SCHEDULE 13G

Item 8  Identification and Classification of Members of the Group:

           Not  Applicable

Item 9  Notice of Dissolution of Group: Not Applicable

Item 10   Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    STAR CABLE ASSOCIATES

Date: February 12, 2001             /s/ Richard W. Talarico
                                    ------------------------
                                    Richard W. Talarico
                                    General Partner


Date: February 12, 2001             /s/ Richard W. Talarico
                                    ------------------------
                                    Richard W. Talarico

                                    HAWTHORNE ASSOCIATES

Date: February 12, 2001             /s/ Thomas D. Wright
                                    ---------------------
                                    Thomas D. Wright
                                    General Partner

                                 SCHEDULE 13G

                                   Exhibit A

Identity and Background:

     This statement is being filed by Star Cable Associates ("Star"), a Pennsylvania general partnership. Star's address is 500 Greentree Commons, 381 Mansfield Avenue, Pittsburgh, PA 15220.

     The general partners of Star are Richard W. Talarico and Hawthorne Associates ("Hawthorne"). Hawthorne is a Pennsylvania general partnership. The general partners of Hawthorne are Thomas D. Wright, Henry Posner, Jr. and Lyndhurst Associates, L.P. ("Lyndhurst").

     Lyndhurst is a Delaware limited partnership. The general partners of Lyndhurst are Henry Posner, Jr. and Hawthgroup, LLC ("Hawthgroup"). The limited partners of Lyndhurst are Henry Posner Jr., Helen M. Posner, Henry Posner III and Paul M. Posner.

     Hawthgroup is a Delaware limited liability company. The ownership of Hawthgroup is composed of Thomas D. Wright, John F. Hensler, Richard W. Talarico and Fred W. Schwarz.

                                 SCHEDULE 13G

                                   Exhibit B

                            Joint Filing Agreement

          The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Class A Common Stock of Classic Communications, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.



                            STAR CABLE ASSOCIATES

Date: February 12, 2001     /s/ Richard W. Talarico
                            -----------------------
                            Richard W. Talarico
                            General Partner


Date: February 12, 2001     /s/ Richard W. Talarico
                            -----------------------
                            Richard W. Talarico

                            HAWTHORNE ASSOCIATES

Date: February 12, 2001     /s/ Thomas D. Wright
                            --------------------
                            Thomas D. Wright
                            General Partner